Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

 of Petroleum Development Corporation:

We consent to the incorporation by reference in:

  Registration Statement Nos. 333-118215, 333-118222, 333-111823, 333-111824 and 333-111825 on Form S-8.

of our reports dated March 30, 2005 with respect to the consolidated balance sheets of Petroleum Development Corporation and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule, management's assessment of the effectiveness of internal controls over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Petroleum Development Corporation. Our report with respect to the aforementioned consolidated financial statements refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 30, 2005